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Exhibit 21.1

SUBSIDIARIES OF BODY CENTRAL CORP.

Name of Subsidiary	State of Organization	Ownership Percentage
Body Shop of America, Inc.	Florida	100%
Catalogue Ventures, Inc.	Florida	100%

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  Exhibit 21.1
SUBSIDIARIES OF BODY CENTRAL CORP.